4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com

BlueLinx Contacts:
David Morris, CFO & Treasurer	Jim Storey, Investor Relations
BlueLinx Holdings Inc.	BlueLinx Holdings Inc.
(770) 221-2668	(770) 612-7169
FOR IMMEDIATE RELEASE
BLUELINX ANNOUNCES SECOND-QUARTER RESULTS
— Net Income, Before Mortgage Refinancing Charge, Up 62% —
— GAAP Net Income, Including Mortgage Refinancing Charge, Up 24% —
— Specialty Product Unit Volume Up 9.6% From Prior Year —
ATLANTA — August 9, 2006 — BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today reported financial results for the second quarter ended July 1, 2006.
The company’s second-quarter net income, excluding a previously announced after-tax charge of $3 million, or $0.10 per diluted share associated with the company’s mortgage refinancing, totaled $12.6 million, or $0.41 per diluted share, a 62% increase compared with year-ago net income. Second-quarter GAAP net income, which includes the mortgage refinancing charge, totaled $9.6 million, or $0.31 per diluted share, compared with $7.8 million, or $0.25 per diluted share, for the same quarter a year ago.
Revenues for the second quarter decreased 7.3% to $1.38 billion from $1.49 billion for the same period a year ago. The decline reflects a 16.9% decrease in structural product sales which was partially offset by an 11.2% increase in specialty product sales. The specialty sales gain was driven by a 9.6% increase in unit volume and slightly higher specialty product prices. Lane Stanton Vance (LSV), the specialty hardwoods distributor acquired by BlueLinx in July 2005, contributed 2.6 percentage points of the total specialty unit volume growth. Approximately two-thirds of the decline in structural product sales resulted from decreased unit volume as the company focused on preserving its structural product margins against steadily deteriorating wood-based structural product prices during the quarter.
Gross profit for the second quarter rose to $136.4 million from $115.7 million in the prior-year period. Gross margin improved 210 basis points, to 9.9% from 7.8% a year ago, reflecting growth in higher-margin specialty products and effective management of structural product inventory in a declining price environment for wood-based structural products. Total operating expenses of $103.2 million for the second quarter increased $10.7 million from the same period a year ago, reflecting normal ongoing operating expenses associated with LSV, as well as higher expenses for incentive compensation related to increased specialty product sales, increased salaries and staffing, and sales promotion expenses. Operating income for the quarter was $33.3 million, compared with $23.2 million a year ago.

For the six months ended July 1, 2006, net income, excluding the after-tax mortgage refinancing related charge of $3 million, or $0.10 per diluted share, totaled $22.4 million, or $0.73 per diluted share. GAAP net income for the period, which includes the charge, totaled $19.4 million, or $0.63 per diluted share, compared with $16.2 million, or $0.53 per diluted share, a year ago. Sales for the six months totaled $2.76 billion, down 2.9% from $2.84 billion the same period a year ago, reflecting lower structural product prices and unit volume that were partially offset by a 12.1% increase in specialty product unit volume.
Gross profit increased 13% to $266.4 million from $235 million for the year ago period, translating to gross margins of 9.7% and 8.3%, respectively. The increased gross profit for the first six months of 2006 primarily reflects the company’s focus on specialty product growth and its effective management of structural products to preserve margins in a declining price environment. Total operating expenses of $205.5 million for the six-month period increased $17.3 million, primarily reflecting normal ongoing operating expenses associated with LSV, as well as higher expenses for incentive compensation related to increased specialty products sales, increased salaries and staffing, and increased fuel costs.
During the 2006 second quarter, BlueLinx entered into a $295 million, 10-year fixed rate mortgage with an interest rate of 6.4%, replacing its existing $165 million floating-rate mortgage which was at 7.4% at the time of the refinancing. The company used the remaining proceeds from the refinancing to pay down approximately $125 million of its outstanding line of credit. Additionally, the company entered into a $150 million, five-year interest rate swap to convert floating rate LIBOR interest rates on a portion of its current credit line to a fixed interest rate of 5.4%. These actions reduce the company’s projected annual interest expenses by approximately $1.6 million after tax, or $0.05 per diluted share, compared with the company’s existing interest rates at the time of the refinancing, and provide protection against possible increases in market interest rates. As part of this refinancing, the company recorded a charge of $3 million, or $0.10 per diluted share associated with the early termination of its previous mortgage.
“We managed our business well during the second quarter,” said Stephen Macadam, chief executive officer. “We continued to grow our specialty products business and effectively managed our structural products business in an operating environment characterized by deteriorating wood-based structural product prices and a softening housing industry. Specialty unit volume climbed 9.6% from a year ago as we continued to focus on our long-term objective of expanding specialty products to more than 60% of total sales. The strong unit volume growth in specialty outpaced our overall end-use markets by approximately 11 percentage points during the quarter, and was the primary driver of our 11.2% increase in specialty product sales for the second quarter.
“During the quarter, the housing market softened and prices for key grades of plywood, lumber and OSB declined approximately 12% from the end of the first quarter, pressuring both unit volume and prices in our structural products business,” Macadam noted. “This resulted in a 16.9% decline in structural sales from a year ago. We managed our structural products business effectively in these conditions, expanding structural gross margin to 7% for the quarter from 5.3% last year. The overall decline in revenue was a result of our structural products strategy focusing on margin preservation over unit volume growth in the current environment.
“At the same time, we continued to make the necessary investments in people, processes, inventory and our financial structure to support the future growth of our company,” Macadam continued. “We expanded inventory in specialty products to support both existing and new programs, and we continued to invest in sales, marketing and product procurement professionals, particularly in the specialty products area. In addition, through a series of actions that included a major mortgage refinancing, we lowered ongoing interest rate costs and substantially reduced our exposure to interest rate increases.

“As we progress into the second half of 2006, we are operating in an environment in which the housing industry has slowed further from the second quarter, and in which wood-based structural product prices have continued to weaken,” Macadam said. “Despite this increasingly difficult environment, we believe we are positioned to continue progressing toward our long-term strategic objectives. Our business is diversified in terms of both end-use customers and geography. While new home construction represents approximately 50% of our end-use markets, we currently achieve a significant portion of our specialty unit volume growth through our other end-use markets, which include industrials, repair and remodel, and manufactured housing. In addition, we believe the geographic diversity of our business makes us less susceptible to regional fluctuations in demand. Most importantly, we believe BlueLinx is positioned to grow as a market leader, operating from a unique business platform and executing a strategy focused on growing our higher-margin, less-price-sensitive specialty products business while profitably managing our structural business.”
Dividend
On August 8, 2006, the BlueLinx Board of Directors declared a $0.125 dividend on the company’s common shares for the quarter ended July 1, 2006. The dividend is payable on September 29, 2006, to shareholders of record on September 15, 2006.
Conference Call
BlueLinx will host a conference call today at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation. Investors may listen to the conference call and download the presentation by going to the Investor Relations page of the BlueLinx Web site at www.BlueLinxCo.com. Investors also can access a recording of the conference call for one week by calling 706-645-9291, Conference ID# 3213806. The recording will be available two hours after the conference call has concluded. Investors also can access a recording of this call on the BlueLinx Web site where a replay of the Webcast will be available for 90 days.
Use of Non-GAAP Measures
BlueLinx reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that presentation of certain non-GAAP measures, i.e., results excluding certain charges, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user’s overall understanding of the company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this news release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing more than 3,600 people, BlueLinx offers 10,000 products from over 750 suppliers to service approximately 12,000 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx, which is on the Fortune 500 list of the nation’s largest companies, is traded on the New York Stock Exchange under symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that we distribute; the activities of competitors; changes in significant operating expenses; changes in the availability of capital; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; general economic and business conditions in the United States; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
- Tables to Follow -

BlueLinx Holdings Inc.
Statements of Operations
     in thousands, except per share data

	Quarters Ended		Six Months Ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$1,378,950	$1,486,976	$2,755,556	$2,838,595
Cost of sales	1,242,507	1,371,295	2,489,161	2,603,586

Gross profit	136,443	115,681	266,395	235,009

Operating expenses:
Selling, general, and administrative	98,122	87,948	195,389	179,383
Depreciation and amortization	5,063	4,557	10,106	8,800

Total operating expenses	103,185	92,505	205,495	188,183

Operating income	33,258	23,176	60,900	46,826
Non-operating expenses:
Interest expense	12,262	10,656	23,459	19,990
Charges associated with mortgage refinancing	4,864	—	4,864	—
Other (income) expense, net	(69)	224	12	353

Income before provision for income taxes	16,201	12,296	32,565	26,483
Provision for income taxes	6,590	4,545	13,160	10,314

Net income	$9,611	$7,751	$19,405	$16,169

Basic weighted average number of common shares outstanding	30,649	30,186	30,533	30,170

Basic net income per share applicable to common stock	$0.31	$0.26	$0.64	$0.54

Diluted weighted average number of common shares outstanding	30,790	30,476	30,751	30,458

Diluted net income per share applicable to common stock	$0.31	$0.25	$0.63	$0.53

Dividends declared per share of common stock	$0.125	$0.125	$0.25	$0.25

BlueLinx Holdings Inc.
Balance Sheet
     in thousands

	July 1,	December 31,
	2006	2005
	(unaudited)
Assets:
Current assets:
Cash	$27,146	$24,320
Receivables	469,121	399,093
Inventories	532,161	473,068
Deferred income taxes	7,556	6,678
Other current assets	44,680	44,909

Total current assets	1,080,664	948,068

Property, plant, and equipment:
Land and land improvements	56,534	56,521
Buildings	93,720	93,381
Machinery and equipment	57,177	54,200
Construction in progress	1,314	2,350

Property, plant, and equipment, at cost	208,745	206,452
Accumulated depreciation	(30,468)	(22,403)

Property, plant, and equipment, net	178,277	184,049
Other non-current assets	27,402	25,523

Total assets	$1,286,343	$1,157,640

Liabilities :
Current liabilities:
Accounts payable	$313,869	$327,004
Bank overdrafts	59,358	62,392
Accrued compensation	10,402	13,494
Current maturities of long-term debt	126,362	—
Other current liabilities	11,530	15,195

Total current liabilities	521,521	418,085

Noncurrent liabilities:
Long-term debt	550,000	540,850
Deferred income taxes	1,309	1,911
Other long-term liabilities	13,645	12,942

Total liabilities	1,086,475	973,788

Shareholders’ Equity:
Common stock	308	303
Additional paid in capital	135,898	132,346
Accumulated other comprehensive income	1,757	1,023
Retained earnings	61,905	50,180

Total shareholders’ equity	199,868	183,852

Total liabilities and equity	$1,286,343	$1,157,640

BlueLinx Holdings Inc.
Statements of Cash Flows
     in thousands

	Six Months Ended
	July 1,	July 2,
	2006	2005
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$19,405	$16,169
Adjustments to reconcile net income to cash used in operations:
Depreciation and amortization	10,106	8,800
Amortization of debt issue costs	1,409	1,893
Charges associated with mortgage refinancing	4,864	—
Deferred income tax benefit	(1,733)	(1,311)
Stock-based compensation	1,246	1,370
Changes in assets and liabilities:
Receivables	(70,028)	(145,817)
Inventories	(59,093)	14,098
Accounts payable	(13,733)	64,876
Changes in other working capital	(6,378)	(17,446)
Other	498	622

Net cash used in operating activities	(113,437)	(56,746)

Cash flows from investing activities:
Property, plant, and equipment investments	(2,785)	(6,323)
Proceeds from sale of assets	332	650

Net cash used in investing activities	(2,453)	(5,673)

Cash flows from financing activities:
Issuance of common stock, net	—	8,600
Proceeds from stock options exercised	1,483	38
Excess tax benefits from stock-based compensation	863	—
Net increase in revolving credit facility	5,512	62,492
Proceeds from new mortgage	295,000	—
Debt financing costs	(5,953)	—
Retirement of old mortgage	(165,000)	—
Prepayment fees associated with old mortgage	(2,475)	—
Increase (decrease) in bank overdrafts	(3,034)	10,460
Common dividends paid	(7,680)	(7,546)

Net cash provided by financing activities	118,716	74,044

Increase in cash	2,826	11,625
Balance, beginning of period	24,320	15,572

Balance, end of period	$27,146	$27,197

BlueLinx Holdings Inc.
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
     in thousands, except per share data

	Quarters Ended		Six Months Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of net income before mortgage refinancing charges and net income before mortgage refinancing charges per share:

Net Income	$9,611	$7,751	$19,405	$16,169
Reconciling Items:
Write-off of unamortized debt issuance costs	2,828	—	2,828	—
Termination penalty resulting from prepayment of old mortgage	1,650	—	1,650	—
Unamortized exit penalty resulting from prepayment of old mortgage	386	—	386	—

Charges associated with mortgage refinancing	4,864	—	4,864	—

Tax effect of reconciling items at 39.0%	(1,897)	—	(1,897)	—

Net income before mortgage refinancing charges(1)	$12,578	$7,751	$22,372	$16,169

Diluted weighted average number of common shares outstanding:	30,790	30,476	30,751	30,458

Diluted net income per share applicable to common stock	$0.31	$0.25	$0.63	$0.53
Reconciling Items:
Write-off of unamortized debt issuance costs	0.09	—	0.09	—
Termination penalty resulting from prepayment of old mortgage	0.06	—	0.06	—
Unamortized exit penalty resulting from prepayment of old mortgage	0.01	—	0.01	—

Charges associated with mortgage refinancing	0.16	—	0.16	—

Tax effect of reconciling items at 39.0%	(0.06)	—	(0.06)	—

Diluted net income before mortgage refinancing charges per share applicable to common stock (1)	$0.41	$0.25	$0.73	$0.53

Note (1) — Net income before mortgage refinancing charges is a non-GAAP performance measure and is not intended to be a performance measure that should be regarded as an alternative to or more meaningful than GAAP net income.